Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 8, 2008, is made and entered into by and between Iomega Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of July 29, 1999 (the “Rights Agreement”), as amended by that certain First Amendment to Rights Agreement, dated December 12, 2007 (the “First Amendment”);

WHEREAS, the First Amendment has been terminated in connection with the termination of the Share Purchase Agreement, by and among the Company, Great Wall Technology Company Limited, a PRC company, ExcelStor Group Limited, a Cayman Islands company, ExcelStor Holdings Limited, a British Virgin Islands company, ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a PRC company;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with EMC Corporation, a Massachusetts corporation (“Parent”), and Emerge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which: (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.03-1/3 per share (the “Common Stock”); (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and (iii) in connection with the Offer and the Merger, certain directors and executive officers of the Company, in their respective capacities as stockholders of the Company, will enter Tender and Voting Agreements with Parent (the “Tender and Voting Agreements” and, collectively with the Merger Agreement, the “Transaction Documents”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt, among other things, the Merger Agreement, the Tender and Voting Agreements, the execution thereof and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement; (ii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Transaction Documents; and (iii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) that might otherwise be deemed to the contrary, none of EMC Corporation, a Massachusetts corporation (“Parent”), Emerge Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), or any of their respective Affiliates or Associates, either individually, collectively or in any combinations, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of April 8, 2008, by and among the Company, Parent and Merger Sub (including any amendment or supplement thereto, the “Merger Agreement”) or the Tender and Voting Agreements (collectively with the Merger Agreement, the “Transaction Documents”), or (ii) the announcement, commencement, performance or consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the Offer or the Merger (each as defined in the Merger Agreement) (the foregoing actions being referred to as the “Permitted Events”).”

(b)	The definition of “Stock Acquisition Date” in Section 1(bb) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, the public announcement thereof or the actual knowledge of an executive officer of the Company that a Permitted Event has occurred.”

(c)	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of, or as the result of, any Permitted Event.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Amendment, it being understood that the remaining provisions shall at all times remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, any Transaction Document even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

8. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		IOMEGA CORPORATION

By:	/s/ Ron S. Zollman	By:	/s/ Jonathan S. Huberman
Name:	Ron S. Zollman	Name:	Jonathan S. Huberman
Title:	General Counsel and Secretary	Title:	Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST CO., as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Herbert J. Lemmer
Name:	Carlos Pinto	Name:	Herbert J. Lemmer
Title:	Vice President	Title:	Vice President